Exhibit 10.20

SONIC CORP.

Compensation Recoupment Policy

Effective October 19, 2016

It is the policy of Sonic Corp. (the “Company”) that in the event the Company is required to prepare an Accounting Restatement, the Company will recover from each Covered Executive any Excess Incentive-Based Compensation received during the Recovery Period. It is intended that this policy be administered in a manner that will comply with applicable law and securities exchange listing requirements including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the listing standards of NASDAQ.

Article 1.Definitions

1.1“Accounting Restatement” means the result of the process of revising previously issued financial statements to reflect the correction of one or more errors that are material to those financial statements; provided,  however, that the retroactive application of a change in accounting principles (as well as other retroactive changes not considered corrections of errors under applicable accounting standards) will not be considered correction of one or more errors for this purpose.

1.2  “Affiliate” means any entity that controls, is under common control with, or is controlled by, the Company while this policy is in effect.

1.3“Committee” means the Compensation Committee of the Board of Directors of the Company.

1.4“Covered Executive” means any current or former “executive officer” of the Company (as such term is defined in Rule 16a-1(f) of the US Securities Exchange Act of 1934, as amended), any officer reporting directly to the Chief Executive Officer of the Company and any other officer holding a title of Senior Vice President or above of the Company or its subsidiaries.

1.5“Covered Pay” means (i) cash bonus awards (including annual bonuses and other long and short-term cash incentives), (ii) equity-based compensation, (iii) gains on nonqualified deferred compensation and (iv) proceeds received from the sale of shares acquired through an incentive award; provided that equity awards that vest solely on the basis of time, such as time-based stock options and restricted stock units are specifically excluded.

1.6“Excess Incentive-Based Compensation” means the excess of (i) the amount paid or payable to a Covered Executive pursuant to any Incentive-Based Compensation award, the amount of which was determined based on financial statements that contain errors that will require the Company to prepare an Accounting Restatement, over (ii) the amount that would have been paid or payable to the Covered Executive had the Incentive-Based Compensation been calculated based on the Accounting Restatement.

1.7“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including any measures derived wholly or in part from such financial information.

1.8“Incentive-Based Compensation” means any Covered Pay that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

1.9  “Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date.

1.10  “Restatement Date” means the earlier of (i) the date the Company’s board of directors, a committee of the board of directors or the officers or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company’s previously issued financial statements contain a material error and (ii) the date a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

Article 2.Recovery of Covered Pay

2.1Mandatory Recovery. In the event that the Company is required to prepare an Accounting Restatement, the Company will recover from each Covered Executive, and each Covered Executive will return to the Company, any Excess Incentive-Based Compensation received by the Covered Executive during the Recovery Period. With respect to Incentive-Based Compensation based on a Financial Reporting Measure of either stock price or total shareholder return, the amount of Excess-Incentive Based Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received.

Notwithstanding anything in Section 2.2 to the contrary, the Company shall not be required to recover any portion of Covered Pay under this policy if:

(a)after a reasonable attempt to recover the Covered Pay, the Company determines that the direct expense that would be paid to a third party to assist in enforcing the policy would exceed the amount to be recovered, or

(b)that portion of the Covered Pay had previously been reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

2.2Receipt of Covered Pay.  For purposes of this Article 2, Covered Pay shall be deemed to have been received by a Covered Executive during the Recovery Period if the Financial Reporting Measure specified in the Covered Pay award is attained during the Recovery Period, even if payment or grant of the Covered Pay occurs after the end of the Recovery Period.

Article 3.Manner of Recovery

3.1Management Authorization. If the Committee is required to seek recovery pursuant to this policy, the Committee will authorize management to take action to promptly enforce the Covered Executive’s obligations to the Company as the Committee deems appropriate based on the facts and circumstances of each particular case. These actions may include, without limitation, written demand for repayment of Covered Pay within a reasonable period of time, legal action against the Covered Executive, or such other action as the Committee may deem appropriate under the circumstances.  Any such required action for recovery of Covered Pay must be instituted within a reasonable period of time, but in no event later than three years after the Restatement Date.

3.2Means of Recovery. The Committee shall determine, in its sole discretion, the appropriate means of recovering Covered Pay. Means of recovery may include, without limitation, reducing future incentive compensation, cancelling outstanding incentive compensation, seeking repayment of incentive compensation paid to the Covered Executive (including the proceeds of the sale of any shares received as incentive compensation) or setting-off any amounts it is entitled to recover under this policy against any amounts owed by the Company to the Executive under any of the Company’s deferred compensation plans.

3.3Pre-Tax Recovery. Covered Pay shall be recovered on a pre-tax basis.

3.4Section 409A. It is intended that any repayment, forfeiture, cancellation or right of offset pursuant to the Policy shall be administered in a manner designed to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

Article 4.Miscellaneous

4.1The Committee shall be responsible for administering this policy. All actions taken and all interpretations and determination made by the Committee shall be final and binding upon the Company, the Covered Executives and all other interested individuals. The Committee shall have full and exclusive discretionary power to interpret the terms and intent of this policy. The authority of the Committee shall include, but not be limited to, determining when and how to seek recovery from a Covered Executive, and the amount of Covered Pay to be recovered.

4.2The right to recoupment under this policy is in addition to any other rights that the Company may have against any Covered Executive, including any remedies at law or in equity.  Application of this policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

4.3It is intended that this policy be administered in a manner that will comply with applicable law and securities exchange listing requirements including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the

Securities Exchange Act of 1934, as amended, and the listing standards of NASDAQ.  The Committee is authorized to adopt amendments to this policy, as well as any rules and procedures deemed necessary or appropriate.